Exhibit 99.(m)(1)

AMENDED AND RESTATED SHAREHOLDER SERVICES PLAN
UNDER RULE 12B-1

Class A Shares

(formerly Class P and Class H Shares)

WHEREAS, Morgan Stanley Institutional Fund Trust (the “Fund”) is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940 (the “Act”); and

WHEREAS, the Fund has separate series, each of which is a separate pool of assets with its own investment policies (each a “Portfolio” and collectively the “Portfolios”) and each Portfolio listed on Schedule A, as may be amended from time to time, may be divided into multiple separate classes including the Class A (formerly Class P and Class H); and

WHEREAS, certain Portfolios of the Fund previously adopted a Plan (the “Original Class P Plan”) pursuant to Rule 12b-1 with respect to the Adviser Class shares (redesignated Class P) and a Plan (the “Original Class H Plan”) pursuant to Rule 12b-1 with respect to the Class H shares, each of which provided for the payment of a fee to Morgan Stanley Distribution, Inc. (the “Distributor”) for shareholder services; and

WHEREAS, on September 26, 2007, the Fund (i) amended the Original Class P Plan to reflect that Adviser Class had been redesignated as Class P with respect to each Portfolio of the Fund then listed on Schedule A and to make such other ministerial changes designed to facilitate the administration of the Original Class P Plan (together with the Original Class H Plan, the “Current Plan”); and

WHEREAS, effective September 9, 2013, the Fund renamed Class P and Class H shares of each Portfolio as Class A shares; and

WHEREAS, the Fund desires to amend the Current Plan to reflect that Class P shares and Class H shares of each Portfolio of the Fund listed on Schedule A have been renamed as Class A shares and the Fund’s Board of Trustees (“Board”), including those Board members who are not “interested persons” of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (“Independent Board Members”) have determined that there is a reasonable likelihood that adoption of the amended Plan will benefit each Portfolio of the Fund and its Class A shareholders; and

WHEREAS, the Fund and the Distributor have entered into a Distribution Agreement (the “Distribution Agreement”) pursuant to which the Fund employs the Distributor in such capacity during the continuous offering of Class A shares of each Portfolio of the Fund.

NOW, THEREFORE, the Fund hereby adopts, and the Distributor hereby agrees to the terms of, this Plan on the following terms and conditions with respect to Class A shares of each Portfolio of the Fund:

1.                                      The Fund may pay to the Distributor and other affiliated broker-dealers, unaffiliated broker-dealers, financial institutions and/or intermediaries, as compensation for the provision of services to shareholders, a service fee up to 0.25% on an annualized basis of the average daily net assets of Class A shares of each Portfolio. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Fund and the Distributor shall mutually agree.

2.                                      The service fee may be paid for the provision of “personal service and/or the maintenance of shareholder accounts” as provided for in Section 2830(b)(9) of the Financial Industry Regulatory Authority (“FINRA”) Conduct Rules, including (i) expenditures for overhead and other expenses of the Distributor and other affiliated and unaffiliated broker-dealers, (ii) telephone and other communications expenses relating to the provision of shareholder services and (iii) compensation to and expenses of financial advisors and other employees of the Distributor and other affiliated and unaffiliated broker-dealers for the provision of shareholder services (collectively, the “Services”). If FINRA amends the definition of “service fee” or adopts a related definition intended to define the same concept, the services provided under the Plan shall be automatically amended, without further action of the parties, to conform to such definition.

3.                                      This Plan must be approved, together with any related agreements, by votes of a majority of both (a) the Fund’s Trustees and (b) the Independent Board Members, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.

4.                                      This Plan shall continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 3.

5.                                      The Distributor shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Services. The Distributor shall submit to the Board only information regarding amounts expended for the Services in support of the service fee payable hereunder.

6.                                      This Plan may be terminated at any time with respect to the Class A shares of any Portfolio by the vote of a majority of the Independent Board Members or by vote of a majority of the outstanding voting securities of Class A of the Portfolio.

7.                                      This Plan may not be amended to increase materially the amount payable hereunder by a Portfolio unless such amendment is approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of Class P of the Portfolio, and no material amendment to this Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

8.                                      While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Trustees then in office who are not interested persons of the Fund.

9.                                      The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to its affiliates or other broker-dealers, financial institutions and/or intermediaries that provide shareholder services. All payments made hereunder pursuant to the Plan shall be in accordance with the terms and limitations of the Conduct Rules of FINRA.

10.                               The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

11.                               The obligations of the Fund and the Portfolios hereunder are not personally binding upon, nor shall be held to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Fund, but only the Fund’s property allocable to Class A shares shall be bound.

12.                               This Plan only relates to Class A shares of each Portfolio and the fees determined in accordance with paragraph 1 hereof shall be based upon the average daily net assets of the Portfolio attributable to Class A shares. No Portfolio of the Fund shall be responsible for the obligations of any other Portfolio of the Fund.

IN WITNESS WHEREOF, the Fund and the Distributor have executed this Plan as of the day and year set forth below in New York, New York.

Dated: September 16, 2013

Attest:	MORGAN STANLEY INSTITUTIONAL FUND TRUST

/s/ Mary E. Mullin	By:	/s/ John H. Gernon
Mary E. Mullin		John H. Gernon
President and Principal Executive Officer

Attest:	MORGAN STANLEY DISTRIBUTION, INC.

/s/ Joseph C. Benedetti	By:	/s/ James Janover
Joseph C. Benedetti		James Janover
Interim President

SCHEDULE A

ADOPTING PORTFOLIOS

(updated as of September 17, 2015)

U.S. EQUITY PORTFOLIO:

Mid Cap Growth Portfolio

FIXED INCOME PORTFOLIOS:

Core Fixed Income Portfolio

Core Plus Fixed Income Portfolio

Corporate Bond Portfolio

High Yield Portfolio

Limited Duration Portfolio

Strategic Income Portfolio

Ultra-Short Income Portfolio

ASSET ALLOCATION PORTFOLIO:

Global Multi-Asset Income Portfolio

Global Strategist Portfolio (formerly, Balanced Portfolio)